EXHIBIT 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Asbury Automotive Group, Inc. (the “Corporation,” “Asbury,” “us,” “we,” or “our”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.11 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.
Authorized Shares of Capital Stock
Asbury’s authorized capital stock consists of 90,000,000 shares of common stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock have been issued by Asbury.
The board of directors could authorize the issuance of preferred stock that may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.
Voting Rights
Each holder of common stock is entitled to one vote per share of record on all matters to be voted on by the stockholders. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of preferred stock, the common stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of preferred stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to any issuance of shares of preferred stock in series and if filing a certificate pursuant to the DGCL.
Dividends
Subject to the rights of any then outstanding shares of preferred stock, the holders of the common stock are entitled to such dividends as may be declared in the discretion of our board of directors out of funds legally available therefor.
Liquidation Rights
Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Redemption Provisions
Shares of our common stock are not subject to any redemption provisions and are not convertible into any other of our securities.
Preemption Rights
The holders of common stock have no preemptive rights to purchase shares of our stock.
Listing
Our common stock is listed on the New York Stock Exchange (NYSE) under the trading symbol “ABG.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., PO BOX 505000 Louisville, KY 40233-5000.
Certain Anti-takeover and Other Provisions of the Certificate of Incorporation and By-laws
Advance Notice of Proposals and Nominations
The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. As described more fully in the Bylaws, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our Board of Directors, or by a shareholder who has given to the Secretary of the Corporation timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at a shareholders meeting has the authority to make these determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary of the Corporation prior to a meeting at which directors are to be elected will be eligible for election as our directors.
To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth calendar day nor earlier than the close of business on the one hundred twentieth calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty calendar days before or more than sixty calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth calendar day prior to such annual meeting and not later than the close of business on the later of the ninetieth calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation
Our Shareholders May Not Act by Written Consent
Our Certificate of Incorporation provides that any action required or permitted to be taken by our shareholders must be taken at a duly called annual or special shareholders’ meeting. Special meetings of the shareholders may be called only by a majority of the board of directors or by the chairman of our board of directors, either on his or her own initiative or at the written request of shareholders collectively holding at least 50% of the voting stock.
Amendment
The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the voting power, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with or repeal sections involving the Bylaws, the number, election and term of our directors, the nomination of director candidates and the proposal of business by shareholders, filling vacancies, and the removal of directors.

Anti-Takeover Effects of Delaware Law
We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested shareholder” (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a merger, acquisition or other “business combination” (as defined below) with us for three years following the time that person becomes an interested shareholder unless:
•before that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;
•upon completion of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•following the transaction in which that person became an interested shareholder, the business combination was approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.
A “business combination” is defined to include:
•any merger or consolidation involving the corporation and the interested shareholder;
•any sale, transfer, pledge or other disposition involving the interested shareholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested shareholder; or
•the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.